Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-232165, 333-167016 and 333-122934 on Form S-8, of our report dated June 28, 2019, relating to the financial statements and supplemental schedule of WEX Inc. Employee Savings Plan appearing in this Annual Report on Form 11-K of the WEX Inc. Employee Savings Plan for the year ended December 31, 2018.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
June 28, 2019